Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
Registration Statement
under
The Securities Act of 1933

SEARS, ROEBUCK AND CO.
(Exact name of Registrant as specified in its charter)

New York (State of jurisdiction of incorporation of organization)	36-1750680 (I.R.S. employer identification no.)

3333 Beverly Road
Hoffman Estates, Illinois 60179
(Address of principal executive offices, including zip code)

2001 BROAD-BASED STOCK OPTION PLAN
(Full title of the plan)

Anastasia D. Kelly
Executive Vice President and General Counsel
Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179
(Name and address of agent for service)

(847) 286-2500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Shares, par value $0.75 per share	15,000,000	(2)	(2)	$142,762.50

(1) The number of shares being registered represents the underlying shares for the stock options granted under the 2001 Broad-Based Stock Option Plan.

(2) Pursuant to Rule 457(h), the proposed maximum offering price per share, proposed maximum aggregate offering price and registration fee have been calculated based upon the average of the high and low reported sale prices on October 24, 2001.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Sears, Roebuck and Co. ("Sears") with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

  Sears Annual Report on Form 10-K for the fiscal year ended December 30, 2000;
  Sears Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2001;
  Sears Current Reports on Form 8-K dated January 4 and 18; April 12, 19 and 20; July 12 and 19; and October 11 and 24;
  The description of Sears common shares contained in Item 5 on page 15 of Sears Annual Report on Form 10-K for the year ended December 30, 2000; and
  All documents subsequently filed by Sears pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act at any time prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 5.	Interests of Named Experts and Counsel.

The legality of the common shares is being passed upon for Sears by Anastasia D. Kelly, Executive Vice President and General Counsel of Sears. At October 29, 2001, Ms. Kelly owned 33,255 Sears common shares, including shares credited to her account in the Sears 401(k) Savings Plan as of August 28, 2001, and had options granted under Sears employee stock plans relating to 265,603 Sears common shares.

Item 6.	Indemnification of Directors and Officers.

Article V of the By-Laws of Sears, relating to indemnification of directors and officers, is incorporated by reference to Exhibit 3(ii) to the Registrant's Annual Report on Form 10-K for the year ended December 30, 2000. Article 7 of the Restated Certificate of Incorporation of Sears, relating to limitation of personal liability of a director, is incorporated herein by reference to Exhibit 3(I) to Registrant's Annual Report on Form 10-K for the year ended December 30, 2000.

Sections 721 to 726 of the New York Business Corporation Law authorize indemnification of directors and officers of Sears for certain liabilities and expenses. Section 726 of said Law authorizes the purchase of indemnification insurance (which Sears maintains). Section 402(b) of said Law authorizes the limitation, in certain circumstances, of personal liability of directors to the corporation or its shareholders for damages for breach of duty in such capacity.

Item 8.	Exhibits. The Exhibits to this Registration Statement are listed in the Exhibit Index (below) to this Registration Statement, which Index is incorporated herein by reference.
Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hoffman Estates, Illinois, on October 30, 2001.

SEARS, ROEBUCK AND CO.
By:	Larry R. Raymond* Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
Alan J. Lacy*	Director, Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	October 30, 2001
Paul J. Liska*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 30, 2001
Glenn R. Richter*	Senior Vice President Finance (Principal Accounting Officer)	October 30, 2001
Hall Adams, Jr.*	Director	October 30, 2001
Brenda C. Barnes*	Director	October 30, 2001
Warren L. Batts*	Director	October 30, 2001
James R. Cantalupo*	Director	October 30, 2001
Donald J. Carty*	Director	October 30, 2001
W. James Farrell*	Director	October 30, 2001
Michael A. Miles*	Director	October 30, 2001
Hugh B. Price*	Director	October 30, 2001
Dorothy A. Terrell*	Director	October 30, 2001
Raul Yzaguirre*	Director	October 30, 2001

*By:	/s/ Larry R. Raymond Larry R. Raymond Individually and as Attorney-in-fact

EXHIBIT INDEX

Exhibit Number
3(i)	Restated Certificate of Incorporation of Sears, Roebuck and Co. as amended to May 13, 1996 (Incorporated by reference to Exhibit 3(a) to Registration Statement No. 333-8141).
3(ii)	By-Laws of Sears, Roebuck and Co. as amended (Incorporated by reference to Exhibit 3(ii) to the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended December 30, 2000).
4*	2001 Broad-Based Stock Option Plan
5*	Opinion of Anastasia D. Kelly, Executive Vice President and General Counsel.
15*	Awareness Letter of Deloitte & Touche LLP.
23(a)*	Consent of Deloitte & Touche LLP.
23(b)	Consent of Anastasia D. Kelly, Executive Vice President and General Counsel (included in Exhibit 5).
24*	Power of Attorney of officers and directors.

*Filed herewith